                                                                      Exhibit 99

                        FEDERAL REALTY INVESTMENT TRUST

                             AMENDED AND RESTATED
                         1993 LONG-TERM INCENTIVE PLAN

Article I.  Purpose and Adoption of the Plan

      1.01 Purpose. The purpose of the Federal Realty Investment Trust Amended and Restated 1993 Long-Term Incentive Plan (hereinafter referred to as the "Plan") is to assist the Trust (as hereinafter defined) in attracting and retaining individuals to serve as Trustees and highly competent personnel who will contribute to the Trust's success and to act as an incentive in motivating selected officers and key employees to achieve long-term objectives which will inure to the benefit of all shareholders of the Trust. It is intended that this purpose be achieved by extending to officers, employees, consultants, and Trustees of the Trust and its Subsidiaries a long-term incentive for high levels of performance and efforts through the grant of Options, Stock Appreciation Rights, Dividend Equivalent Rights, Performance Awards and/or Restricted Shares (as each such term is herein defined).

      1.02 Adoption, Amendment and Term. The original Plan was approved by the Trustees in 1993 and thereafter approved by the Trust's shareholders at the 1993 Annual Meeting of Shareholders. The amendment and restatement of the Plan was approved by the Trustees on March 24, 1997 subject to the approval of the Trust's shareholders at the 1997 Annual Meeting of Shareholders. The Plan was amended and restated at the 1997 Annual Meeting at which a quorum was present and a majority of the votes cast at such meeting with respect to the Plan were cast in favor of its approval (including, without limitation, abstentions to the extent abstentions may be counted). The Plan was amended further by the Trustees on October 6, 1997. The Plan shall terminate without further action of the Trustees and the shareholders on the tenth anniversary of the date on which the original Plan was approved by the shareholders.

Article II. Definitions

      For purposes of this Plan, capitalized terms shall have the following meanings:

      2.01 Acceptance Date means the date, no later than the twentieth (20th) Business Day after the Offer Date, on which a Participant accepts an offer to purchase Shares made pursuant to a Stock Purchase Award.

      2.02 Adjusted Fair Market Value means, in the event of a Change in Control, the greater of (i) the highest price per Share paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (ii) the highest Fair Market Value of a Share during the sixty (60) day period ending on the date of the Change in Control.

      2.03 Annual Retainer means the total amount which is determined each year by the Trustees to be payable to each Non-Employee Trustee for services during such year as a Non-Employee Trustee and as a member of a committee or committees of the Trustees.

      2.04 Annual Retainer Payment Date means the date determined each year by the Trustees as the date on which the Annual Retainer for such year shall be paid. The Annual Retainer Payment Date for a year shall be at least six months after the date on which the amount of the Annual Retainer for such year is determined.

      2.05 Award means (a) any grant to a Participant of any one or a combination of Non-Qualified Stock Options or Incentive Stock Options (with or without Stock Appreciation Rights) described in Article VI, Dividend Equivalent Rights described in Article VI, Restricted Shares described in Article VII, Performance Awards described in Article VIII, or Stock Purchase Awards described in Article IX or (b) any grant to a Non-Employee Trustee of a Non-Employee Trustee Award described in Article X.

      2.06 Award Agreement means a written agreement between the Trust and a Participant or a written acknowledgment from the Trust specifically setting forth the terms and conditions of an Award granted to a Participant.

        2.07 Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.

        2.08 Beneficial Ownership means ownership within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

        2.09 Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Trust or by operation of law, succeeds to the rights and obligations of the Participant under the Plan and an Award Agreement upon the Participant's death.

        2.10 Business Day means any day on which the New York Stock Exchange is open for trading.

        2.11 Cause means (a) the definition set forth in the employment or other agreement between the Participant and the Trust or, in absence thereof,
(b) Participant's: (i) failure (other than failure due to disability) to substantially perform his duties with the Trust, which failure remains uncured after written notice thereof and the expiration of a reasonable period of time thereafter in which Participant is diligently pursuing cure; (ii) willful misconduct which is demonstrably and materially injurious to the Trust or an affiliate thereof, monetarily or otherwise; (iii) breach of fiduciary duty involving personal profit; or (iv) willful violation in the course of performing his duties for the Trust of any law, rule or regulation (other than traffic violations or misdemeanor offenses). No act or failure to act shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that the action or omission was in the best interest of the Trust.

        2.12 Change in Capitalization means any increase or reduction in the number of Shares, or any change (including, without limitation, a change in value) in the Shares or exchange of Shares for a different number or kind of shares or other securities of the Trust or another Person, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or debentures, stock dividend, stock split or reverse stock split, property dividend, combination or exchange of shares, change in corporate structure or substantially similar event.

        2.13 Change in Control means any of the events set forth below; provided, however, that the Committee, in its sole discretion, may specify a more restrictive definition of Change in Control in any Award Agreement and, in such event, the definition of Change in Control set forth in the Award Agreement shall apply to the Award granted under such Award Agreement:

              (a) An acquisition in one or more transactions (other than directly from the Trust or pursuant to options granted under this Plan or otherwise by the Trust) of any Trust Voting Securities by any Person immediately after which such Person has Beneficial Ownership of 20% or more of the combined voting power of the then outstanding Trust Voting Securities; provided, however, in determining whether a Change in Control has occurred, Trust Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Trust or (y) a Subsidiary, (ii) the Trust or any Subsidiary, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

              (b) The individuals who, as of the date of this Plan, are members of the Trustees (the "Incumbent Trustees"), cease for any reason to constitute at least two-thirds of the Trustees; provided, however, that if the election, or nomination for election by the Trust's shareholders, of any new member was approved by a vote of at least two-thirds of the Incumbent Trustees, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Trustees; provided, further, however, that no individual shall be considered a member of the Incumbent Trustees if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Trustees (a "Proxy Contest"), including, without limitation, by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c)  Approval by shareholders of the Trust of

          (1) A merger, consolidation or other reorganization involving the Trust, unless:

               (i) the shareholders of the Trust, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or other reorganization, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such merger, consolidation or other reorganization (the "Surviving Person") in substantially the same proportion as their ownership of the Trust Voting Securities immediately before such merger, consolidation or other reorganization,

               (ii) the individuals who were members of the Incumbent Trustees immediately prior to the execution of the agreement providing for such merger, consolidation or other reorganization constitute at least two-thirds of the members of the governing board of the Surviving Person,

               (iii) no Person (other than the Trust or any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Trust or any Subsidiary, or any Person which, immediately prior to such merger, consolidation, or other reorganization had Beneficial Ownership of 20% or more of the then outstanding Trust Voting Securities) has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Person's then outstanding voting securities, and

               (vi) a transaction described in clauses (i) through (iii) shall herein be referred to as a "Non-Control Transaction;"

          (2)  A complete liquidation or dissolution of the Trust; or

          (3) An agreement for the sale or other disposition of all or substantially all of the assets of the Trust to any Person (other than a transfer to a Subsidiary).

   Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Trust Voting Securities as a result of the acquisition of Trust Voting Securities by the Trust which, by reducing the number of Trust Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if (i) a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Trust Voting Securities by the Trust, and after such share acquisition by the Trust, the Subject Person becomes the Beneficial Owner of any additional Trust Voting Securities which increases the percentage of the then outstanding Trust Voting Securities Beneficially Owned by the Subject, then a Change in Control shall occur, or (ii) if the Trust (a) establishes a wholly-owned subsidiary ("Holding Company"), (b) causes the Holding Company to establish a wholly-owned subsidiary ("Merger Sub"), and (c) merges with Merger Sub, with the Trust as the surviving entity (such transactions collectively are referred to as the "Reorganization"). Immediately following the completion of the Reorganization, all references to the Trust Voting Securities shall be deemed to refer to the voting securities of the Holding Company.

   2.14 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

   2.15 Committee means a Committee designated by the Trustees having power and authority to administer the Plan in accordance with Section 3.01 and as described in Section 3.02.

   2.16 Date of Grant means the date designated by the Committee as the date of which it grants an Award, which shall not be earlier than the date on which the Committee approves the granting of such Award.

   2.17 Disability means any physical or mental injury or disease which renders a Participant incapable of meeting the requirements of the employment performed by such Participant immediately prior to the commencement of such disability. The determination of whether a Participant is disabled shall be made by the Committee in its sole discretion. Notwithstanding the foregoing, if a Participant's employment by the Trust terminates by reason of a disability, as defined in an employment or other agreement between such Participant and the Trust, such Participant shall be deemed to be disabled for purposes of the Plan.

     2.18 Disability Date means the date which is six months after the date on which a Participant is first absent from active employment with the Trust by reason of a Disability.

     2.19 Disinterested Person shall have the meaning set forth in Rule 16b-3, as promulgated by the Securities and Exchange Commission under the Exchange Act.

     2.20 Dividend Equivalent Right means a right, as described in Section 6.05, to receive all or some portion of the cash dividends that are or would be payable with respect to Shares.

     2.21 Division means any of the operating units or divisions of the Trust or a Subsidiary thereof designated as a Division by the Committee.

     2.22  Exchange Act means the Securities Exchange Act of 1934, as amended.

     2.23 Fair Market Value means, as of any given date, with respect to any Awards granted hereunder, the closing trading price of the Shares on such date as reported on the New York Stock Exchange or, if the Shares are not then traded on the New York Stock Exchange, on such other national securities exchange on which the Shares are admitted to trade, or, if none, on the National Association of Securities Dealers Automated Quotation System if the Shares are admitted for quotation thereon; provided, however, if there were no sales reported as of such date, Fair Market Value shall be computed as of the last date preceding such date on which a sale was reported; provided, further, that if any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the first date immediately preceding such date on which such exchange or quotation system was open for trading.

     2.24 Incentive Stock Option means an Option designated as an incentive stock option and which satisfies the requirements of Section 422 of the Code.

     2.25 Interest means the amount of interest accrued on a Purchase Loan or a Tax Loan made to a Participant during the relevant period. Interest on a Purchase Loan or a Tax Loan shall accrue at a fixed rate per annum during the entire term of the relevant loan. The interest rate for a Purchase Loan shall be calculated by dividing (i) the amount of cash dividend paid on one Share for the calendar year preceding the Acceptance Date by (ii) the Share Price, or such other interest rate as the Committee, in its sole discretion determines. The interest rate for a Tax Loan shall be identical to the interest rate charged on the related Purchase Loan. In no event, however, shall such rates be greater than the maximum rate chargeable to consumers under the usury laws of the State of Maryland.

     2.26 Non-Employee Trustee means each member of the Trustees who is not an employee of the Trust.

     2.27  Non-Employee Trustee Awards means Awards granted in accordance with
Article X.

     2.28 Non-Qualified Stock Option means an Option which is not an Incentive Stock Option.

     2.29 Normal Retirement Date means the date on which a Participant terminates active employment with the Trust on or after attainment of age 65, but does not include termination by the Trust for Cause.

     2.30 Offer Date means the date on which the Committee grants a Participant a Stock Purchase Award.

     2.31 Option means any Incentive Stock Option or Non-Qualified Stock Option granted pursuant to the Plan.

     2.32 Optionee means a person to whom an Option has been granted under the Plan.

     2.33 OTHER RETIREMENT DATE means a date, on or after the Participant's attainment of age 55 but earlier than the Participant's Normal Retirement Date, which is specifically approved and designated in writing by the Committee to be the date upon which a Participant retires for purposes of this Plan.

     2.34 OUTSTANDING SHARES means, at any time, the issued and outstanding Shares.

     2.35 PARTICIPANT shall mean any individual selected by the Committee to receive an Award under the Plan in accordance with Article V and, solely to the extent provided in Article X of the Plan, any Non-Employee Trustees of the Trust.

     2.36 PERFORMANCE AWARD means Performance Units, Performance Shares or any combination thereof.

     2.37 PERFORMANCE SHARES means Shares issued or transferred to a Participant under Section 8.03

     2.38  PERFORMANCE TARGET has the meaning set forth in Section 8.01.

     2.39 PERFORMANCE UNITS means Performance Units granted to a Participant under Section 8.02.

     2.40 PERSON means "person" as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including, without limitation, any individual, firm, corporation, partnership, joint venture, association, trust or other entity, or any group of Persons.

     2.41 PLAN means the Federal Realty Investment Trust Amended and Restated 1993 Long-Term Incentive Plan as set forth herein, and as the same may be amended from time to time.

     2.42 POOLING TRANSACTION means an acquisition of the Trust in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles.

     2.43 PURCHASE LOAN means the loan provided to a Participant by the Trust to facilitate the Participant's purchase of Shares pursuant to a Stock Purchase Award.

     2.44 PURCHASE LOAN TERM means the period for repayment and satisfaction of a Purchase Loan.

     2.45  RELOAD OPTION shall have the meaning set forth in Section 6.03(f).

     2.46 RESTRICTED SHARES means Shares subject to restrictions imposed in connection with Awards granted under Article VII.

     2.47 RULE 16B-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

     2.48 SHARE PRICE means the price per share at which the Stock Purchase Award shall be offered to a Participant, and shall be equal to the greater of
(i) the average of the closing price of a share in the New York Stock Exchange for the twenty (20) trading days prior to the Offer Date or (ii) the Fair Market Value of a Share on the Acceptance Date.

     2.49 SHARES mean the common shares of beneficial interest in the Trust, no par value per share.

     2.50  STOCK PURCHASE AWARD means an Award, granted in accordance with
Article IX, of the right to acquire Shares.

     2.51 STOCK PURCHASE PRICE means the number of Shares in a Participant's Stock Purchase Award multiplied by the Share Price.

     2.52 STOCK APPRECIATION RIGHTS means a right to receive all or some portion of the increase in the value of the Shares as provided in Section 6.04.

     2.53 Subsidiary means any Person of which a majority of its voting power or equity securities or equity interests is owned directly or indirectly by the Trust.

     2.54 Tax Loan means a loan (or loans) offered to and accepted by a Participant to offset all or a portion of federal and state taxes that a Participant incurs as a result of the Trust's forgiveness of his Purchase Loan.

     2.55 Termination of Employment means the voluntary or involuntary termination of a Participant's employment with the Trust for any reason, including, without limitation, death, Disability, retirement or as the result of a Change in Control. Whether entering military or other government service shall constitute Termination of Employment, and whether a Termination of Employment is a result of Disability, shall be determined in each case by the Committee in its sole discretion.

     2.56 Trust means Federal Realty Investment Trust, a District of Columbia unincorporated business trust, and its successors.

     2.57 Trust Voting Securities means the combined voting power of all outstanding voting securities of the Trust entitled to vote generally in the election of the Trustees.

     2.58 Trustees means the Board of Trustees of the Trust.

Article III. Administration

     3.01 Authority of Committee.

          (a) The Plan shall be administered by the Committee which shall have exclusive and final authority in cash determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the sole discretion to interpret the Plan, to select the officers, other employees, consultants and Trustees (other than Non-Employee Trustees) to whom Awards may be granted, to determine all claims for benefits under the Plan, to impose such conditions and restrictions on Awards as it determines appropriate and to take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee may, with respect to Participants who are not subject to Section 16(b) of the Exchange Act, delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Trust.

          (b) Without limiting the Committee's authority under other provisions of the Plan, but subject to any express limitations of the Plan, including, without limitation, Section 11.13(b), the Committee shall have the authority to accelerate an Award described in Section 2.05(a) and to waive restrictive conditions for an Award described in Section 2.05(a) (including, without limitation, any forfeiture conditions), in such circumstances as the Committee deems appropriate. In the case of any acceleration of an Award described in Section 2.05(a) after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody's Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

     3.02 Committee. The Committee shall consist of at least two (2) members of the Trustees and may consist of the entire Trustees; provided, however, that (A) if the Committee consists of less than the entire Trustees, each member shall be a "Non-Employee Director" within the meaning of Exchange Act Rule 16b-3 and (B) to the extent necessary for any Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, each member of the Committee, whether or not it consists of the entire Trustees, shall be an "outside director" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Committee shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings.

     3.03 Requisite Action. A quorum shall consist of not fewer than two-thirds of the members of the Committee and a majority of a quorum may authorize any action. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held.

     3.04 Exculpation. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his own willful misfeasance, gross negligence or reckless disregard of his duties. The Trust hereby agrees to indemnify each member of the Committee for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

Article IV. Awards

     4.01 Performance Units Denominated in Dollars. The maximum dollar amount that the Chief Executive Officer of the Trust may be awarded in any calendar year in respect of Performance Units denominated in dollars is $3 million, and the maximum dollar amount that any Participant (except the Chief Executive Officer of the Trust) may be awarded in any calendar year in respect of Performance Units denominated in dollars is $1 million.

     4.02 Number of Shares Issuable. Subject to adjustments as provided in
Section 11.06, the maximum number of Shares that may be made the subject of Awards granted under the Plan is 4,000,000; provided, however, that during the term of the Plan (i) no Participant (other than the Chief Executive Officer of the Trust) may be granted Awards (other than Performance Units denominated in dollars and Dividend Equivalent Rights) in the aggregate in respect of more than 100,000 Shares per calendar year, (ii) the Chief Executive Officer of the Trust may not granted Awards (other than Performance Units denominated in dollars and Dividend Equivalent Rights) in the aggregate in respect of more than 500,000 Shares per calendar year, (iii) no Participant (other than the Chief Executive Officer of the Trust) may be granted Dividend Equivalent Rights with respect to more than 100,000 Shares per calendar year, (iv) the Chief Executive Officer of the Trust may not be granted Dividend Equivalent Rights with respect to more than 500,000 Shares per calendar year, and (v) the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options granted under the Plan become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000. The Trust shall reserve, for purposes of the Plan, out of its authorized but unissued Shares or Shares held in the Trust's treasury, or partly out of each, such number of Shares as shall be determined by the Trustees.

     4.03 Reduction. Solely for purposes of applying the Section 4.02 limit on the maximum number of Shares that may be made the subject of Awards granted under the Plan (but not for purposes of applying the Section 4.02 limits on the number Shares per calendar year that may be made the subject of Awards granted to individual Participants), upon the granting of an Award, the maximum number of Shares available under Section 4.02 for the granting of further Awards shall be reduced as follows:

         (a) In connection with the granting of an Award (other than the granting of a Performance Unit denominated in dollars), the number of Shares shall be reduced by the number of Shares in respect of which the Award is granted or denominated.

         (b) In connection with the granting of a Performance Unit denominated in dollars, the number of Shares shall be reduced by an amount equal to the quotient of (i) the dollar amount in which the Performance Unit is denominated, divided by (ii) the Fair Market Value of a Share on the date the Performance Unit is granted.

     4.04 Shares Subject to Terminated Awards. Solely for purposes of applying the Section 4.02 limit on the maximum number of Shares that may be made the subject of Awards granted under the Plan (but not for purposes of applying the Section 4.02 limits on the number of Shares per calendar year that may be made the subject of Awards granted to individual Participants), whenever any outstanding Award or portion thereof expires, is canceled or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire Award, the Shares allocable to the expired, canceled or otherwise terminated portion of the Award may again be the subject of Awards granted hereunder.

Article V.   Participation

     5.01 Eligible Participants. Participants in the Plan shall be such officers, other employees, consultants and Trustees of the Trust and its Subsidiaries as the Committee, in its sole discretion, may designate from time to time. The Committee's designation of a Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of a Participant to receive Awards or grants under one portion of the Plan shall not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. More than one type of Award may be granted to a Participant at one time or at different times. Non-Employee Trustees shall receive Non-Employee Trustee Awards in accordance with Article X of the Plan, the provisions of which are automatic and non-discretionary in operation. Non-Employee Trustees shall not be eligible to receive any other Awards under the Plan.

Article VI.  Stock Options

     6.01 Grant of Option. The Committee may grant Options to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall, subject to the provisions of the Plan, be in such form as the Committee may, from time to time, approve, and the terms and conditions of Option Awards need not be the same with respect to each Participant. The Committee shall have the authority to grant to any Participant one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Options. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof which does not qualify shall constitute a separate Non-Qualified Stock Option.

     6.02 Incentive Stock Options. In the case of any grant of an Option, designated by the Committee to be an Incentive Stock Option, each provision in the Plan and in any related Award Agreement shall, to the maximum extent possible, be interpreted in such a manner as to qualify the Option as an Incentive Stock Option. If any provision of this Plan or such Award Agreement shall be held not to comply with the requirements necessary to so qualify such Option, then (i) such provision shall be deemed to have contained from the outset such language as shall be necessary to qualify the Option as an Incentive Stock Option, and (ii) all other provisions of this Plan and the Award Agreement relating to such Option shall remain in full force and effect. If any Award Agreement covering an Option designated by the Committee to be an Incentive Stock Option shall not explicitly include any terms required to qualify such Option as an Incentive Stock Option, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.

     6.03 Terms of Option. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

           (a) Option Price. The price per Share of an Option shall be determined by the Committee at the Date of Grant but shall be not less than the Fair Market Value of a Share on the Date of Grant.

           (b) Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the Date of Grant. The Committee may, subsequent to the granting of any Option, extend the term thereof, but in no event shall the term so extended exceed the maximum term provided for in the preceding sentence.

           (c) Exercisability. Subject to Sections 6.03(g) and 6.03(h)(i) of the Plan, (i) an Award Agreement with respect to Options may contain such performance targets, waiting periods, exercise dates and restrictions on exercise (including, without limitation, a requirement that an Option is exercisable in periodic installments) as may be determined by the Committee at the time of grant, and (ii) no Option may be exercised in whole or in part prior to six months from the Date of Grant. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires.

   (d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Options may be exercised in whole or in part at any time during the Award Period, only by giving written notice of exercise delivered in person or by mail to the Secretary of the Trust at the Trust's principal executive office. Such notice shall specify the number of Shares to be purchased and shall be accompanied by payment in full of the purchase price in such form as the Committee may accept (including, without limitation, payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer). If and to the extent determined by the Committee in its sole discretion at or after grant, payment in full or in part may also be made in the form of Shares duly owned by the Participant (and for which the Participant has good title, free and clear of any liens and encumbrances) or, in the case of Non-Qualified Stocks Options, of Restricted Shares or by reduction in the number of Shares issuable upon such exercise based, in each case, on the Fair Market Value of the Shares on the date the Option is exercised (without regard to any forfeiture restrictions, applicable to Restricted Shares).
No Shares shall be issued until Participant shall generally have the rights to dividends or other rights of a shareholder with respect to Shares subject to the Option when the Participant has given written notice of exercise and has paid for such Shares as provided herein. Notwithstanding the foregoing, if payment in full or in part has been made in the form of Restricted Shares, an equivalent number of Shares issued on exercise of the Option shall be subject to the same restrictions and conditions for the remainder of the Award Period applicable to the Restricted Shares surrendered therefor.

   (e) Alternative Method of Exercise. If the Fair Market Value of the Shares with respect to which Option is being exercised exceeds the exercise price of such Option, an Optionee may, instead of exercising an Option as provided in
Section 6.03(d), request that the Committee authorize payment to the Optionee of the difference between the Fair Market Value of part or all of the Shares which are subject of the Option and the exercise price of the Option, such difference to be determined as of the date prior to the date the Committee receives the request from the Optionee. The Committee, in its sole discretion, may grant or deny such a request from an Optionee with respect to part or all of the Shares as to which the Option is then exercisable and, to the extent granted, shall direct the Trust to make the payment to the Optionee either in cash or in Shares or in any combination thereof; provided, however, that payment in shares shall be made based upon the Fair Market Value of Shares as of the date the Committee received the request from the Optionee. An Option shall be deemed to have been exercised and shall be canceled to the extent that the Committee grants a request pursuant to this Section 6.03(e).

   (f) Reload Options. On or before the date of the 1997 Annual Meeting of Shareholders, the Committee shall have the authority to specify, at the time of grant or, with respect to Non-Qualified Stock Options, at or after the time of grant, that a Participant shall be granted a Non-Qualified Stock Option (a "Reload Option") in the event such Participant exercises all or a part of an Option (an "Original Option") by surrendering in accordance with Section 6.03(d) of the Plan already owned Shares in full or partial payment of the purchase price under the Original Option, subject to the availability of Shares under the Plan at the time of such exercise, and subject to the limits provided for in
Section 4.02; provided, however, that no Reload Option shall be granted to a Non-Employee Trustee. Each Reload Option shall cover a number of Shares equal to the number of Shares surrendered in payment of the purchase price under such Original Option, shall have a purchase price per Share equal to the Fair Market Value of a Share on the Date of Grant of such Reload Option and shall expire on the stated expiration date of the Original Option. A Reload Option shall be exercisable at any time and from time to time after the Date of Grant of such Reload Option (or, as the Committee in its sole discretion shall determine at or after the time of grant, at such time or times as shall be specified in the Reload Option); provided, however, that Reload Option granted to a Participant subject to Section 16 of the Exchange Act shall not be exercisable during the first six months from the Date of Grant of such Reload Option. Any Reload Option may provide for the grant, when exercised, of subsequent Reload Options to the extent and upon such terms and conditions, consistent with this Section 6.03(f), as the Committee in its sole discretion shall specify at or after the time of grant of such Reload Option. A Reload Option shall contain such other terms and conditions, which may include a restriction on the transferability of the Shares received upon exercise of the Original Option representing at least the after-tax profit received upon exercise of the Original Option, as the Committee in its sole discretion shall deem desirable and which may be set forth in rules or guidelines adopted by the Committee or in the Award Agreements evidencing the Reload Options.

     (g) Effect of Change in Control. In the event of a Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. In addition, in the sole discretion of the Committee at the time of an Award, and to the extent set forth in an Award Agreement evidencing the grant of an Option, an Optionee will be permitted to surrender to the Trust for cancellation within sixty (60) days after such Change in Control any Option or portion of an Option to the extent not yet exercised and the Optionee will be entitled to receive a cash payment in an amount equal to the excess, if any, of (x) (A) in the case of a Non-Qualified Stock Option, the greater of (1) the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered or
(2) the Adjusted Fair Market Value of the Shares subject to the Option or portion thereof surrendered, or (B) in the case of an Incentive Stock Option, the Fair Market Value, on the date preceding the date of surrender, of the Shares subject to the Option or portion thereof surrendered over (y) the aggregate purchase price for such Shares under the Option or portion thereof surrendered.

     (h) Exercise of Options Upon Termination of Employment.

         (i) Exercise of Vested Options Upon Termination of Employment.

             (A) Termination. Subject to Section 6.03(b), unless the Committee, in its sole discretion, provides otherwise, upon a Participant's Termination of Employment other than by reason of death, Disability or retirement on or after the Participant's Normal Retirement Date or following a Change in Control, the Participant may, within three months from the date of such Termination of Employment, or such longer period as the Committee, in its sole discretion, provides, exercise all or any part of his Options as were exercisable at the date of Termination of Employment; provided, however, that if such Termination of Employment is for Cause, the right of such Participant to exercise such Options shall terminate at the date of Termination of Employment.

             (B) Disability or Retirement. Subject to Section 6.03(b), unless the Committee, in its sole discretion, provides otherwise, upon a Participant's Disability Date or Termination of Employment by reason of retirement on or after the Participant's Normal Retirement Date, the Participant may, within two years after such Disability Date or Termination of Employment, as the case may be, exercise all or a part of his Options which were exercisable upon such Disability Date or Termination of Employment (or which became exercisable at a later date pursuant to Section 6.03(h)(ii)).

             (C) Death. Subject to Section 6.03(b), unless the Committee, in its sole discretion, provides otherwise, in the event of the death of a Participant while employed by the Trust or within the additional period of time described in Section 6.03(h)(i)(B) from the date of the Participant's Disability Date or Termination of Employment by reason of retirement on or after the Participant's Normal Retirement Date to the extent all or any part of the Option was exercisable as of the Disability Date or the date of such Termination of Employment and did not expire during such additional period and prior to the Participant's death, the right of the Participant's Beneficiary to exercise the Option under the Plan shall expire upon the expiration of two years from the date of the Participant's death (but in no event more than two years from the Participant's Disability Date or the date of the Participant's Termination of Employment, as the case may be) or on the date of expiration of the Option determined pursuant to Section 6.03(b), whichever is earlier. In all other cases of death following a Participant's Termination of Employment, the Participant's Beneficiary may exercise the Option within the time provided in 6.03(h)(i)(A), above. In the event of the Participant's death, the Committee may, in its sole discretion, accelerate the right to exercise all or any part of an Option which would not otherwise be exercisable.

               (D) Change in Control. Subject to Section 6.03(b), upon an Optionee's Termination of Employment following a Change in Control, each Option held by the Optionee that was exercisable as of the date of such Termination of Employment shall remain exercisable for a period not ending before the earlier of (A) the first anniversary of the termination of the Optionee's employment or (B) the expiration of the stated term of the Option.

          (ii) Termination of Unvested Options Upon Termination Of Employment. Subject to Section 6.03(b), to the extent all or any part of an Option was not exercisable as of the date of Termination of Employment, the right to exercise such Option shall expire at the date of such Termination of Employment. Notwithstanding the foregoing, and subject to Section 6.03(b), the Committee, in its sole discretion and under such terms as it deems appropriate, may permit a Participant who terminates employment on or after the Participant's Normal Retirement Date or other Retirement Date and who will continue to render significant services to the Trust after his Termination of Employment, to continue to accrue service with respect to the right to exercise his Options during the period in which the individual continues to render such services.

6.04  Stock Appreciation Rights.

     (a) Stock Appreciation Right Awards. The Committee may, in its sole discretion, either alone or in connection with the grant of an Option, grant Stock Appreciation Rights in accordance with the Plan, the terms and conditions of which shall be set forth in an Award Agreement. If granted in connection with an Option, a Stock Appreciation Right shall cover the same Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and shall, except as provided in this Section 6.04, be subject to the same terms and conditions as the related Option.

     (b) Time of Grant. A Stock Appreciation Right may be granted (i) at any time if unrelated to an Option, or (ii) if related to an Option, either at the time of grant, or at any time thereafter during the term of the Option.

     (c) Stock Appreciation Right Related to an Option.

          (i) Exercise. Subject to Section 6.04(h), a Stock Appreciation Right granted in connection with an Option shall be exercisable at such time or times and only to the extent that the related Options are exercisable, and will not be transferable except to the extent the related Option may be transferable. A Stock Appreciation Right granted in connection with an Incentive Stock Option shall be exercisable only if the Fair Market Value of a Share on the date of exercise exceeds the purchase price specified in the related Incentive Stock Option Agreement.

          (ii) Amount Payable. Upon the exercise of a Stock Appreciation Right related to an Option, the holder shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the per Share purchase price under the related Option, by (B) the number of Shares as to which such Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including, without limitation, such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

          (iii) Treatment of Related Options and Stock Appreciation Rights Upon Exercise. Upon the exercise of a Stock Appreciation Right granted in connection with an Option, the Option shall be canceled to the extent of the number of Shares as to which the Stock Appreciation Right is exercised, and upon the exercise of an Option granted in connection with a Stock Appreciation Right, the Stock Appreciation Right shall be canceled to the extent of the number of Shares as to which the Option is exercised or surrendered.

     (d) Stock Appreciation Right Unrelated to an Option. Stock Appreciation Rights unrelated to Options shall contain such terms and conditions as to exercisability (subject to Section 6.04(h)), vesting and duration as the Committee shall determine, but in no event shall they have a term of greater than ten (10) years. Upon exercise of a Stock Appreciation Right unrelated to an Option, the Participant shall be entitled to receive an amount determined by multiplying (A) the excess of the Fair Market Value of a Share on the date preceding the date of exercise of such Stock Appreciation Right over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted, by (B) the number of Shares as to which the Stock Appreciation Right is being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Agreement evidencing the Stock Appreciation Right at the time it is granted.

     (e) Method of Exercise. Stock Appreciation Rights shall be exercised by a Participant only by a written notice delivered in person or by mail to the Secretary of the Trust at the Trust's principal executive office, specifying the number of Shares with respect to which the Stock Appreciation Right is being exercised. If requested by the Trust, the Participant shall deliver the Award Agreement evidencing the Stock Appreciation Right being exercised and the Award Agreement evidencing any related Option to the Secretary of the Trust who shall endorse thereon a notation of such exercise and return such Agreement to the Participant.

     (f) Form of Payment. Payment of the amount determined under Sections 6.04(c) and (d) may be made in the sole discretion of the Committee solely in whole Shares in a number determined at their Fair Market Value on the date preceding the date of exercise of the Stock Appreciation Right, or solely in cash, or in a combination of cash and Shares. If the Committee decides to make full payment in Shares and the amount payable results in a fractional Share, payment for the fractional Share will be made in cash.

     (g) Modification. No modification of an Award shall adversely alter or impair any rights or obligations under the Award Agreement without the Participant's consent.

     (h) Effect of Change in Control. In the event of a Change in Control, all Stock Appreciation Rights shall become immediately and fully exercisable. In addition, in the sole discretion of the Committee at the time of an Award, and to the extent set forth in an Award Agreement evidencing the grant of a Stock Appreciation Right (but not with respect to any Stock Appreciation Right granted in connection with an Incentive Stock Option), a Participant will be entitled to receive a payment from the Trust in cash or Shares, in either case, with a value equal to the excess, if any, of (A) the Adjusted Fair Market Value, on the date preceding the date of exercise, of the Shares over (B) the aggregate Fair Market Value, on the date the Stock Appreciation was granted, of the Shares subject to the Stock Appreciation Right or portion thereof exercised.

     (i) Exercise of Stock Appreciation Rights Upon Termination of Employment.

           (i) Exercise of Vested Stock Appreciation Rights Upon Termination of Employment.

                 (A) Termination. Subject to Section 6.04(c) and (d), as the case may be, unless the Committee, in its sole discretion, provides otherwise, upon a Participant's Termination of Employment other than by reason of death, Disability or retirement on or after the Participant's Normal Retirement Date or following a Change in Control, the Participant may, within three months from the date of such Termination of Employment, or such longer period as the Committee, in its sole discretion, provides, exercise all or any of his Stock Appreciation Rights as were exercisable at the date of Termination of Employment; provided, however, that if such Termination of Employment is for Cause, the rights of such Participant to exercise such Stock Appreciation Rights shall terminate at the date of Termination of Employment.

                 (B) Disability or Retirement.  Subject to Section 6.04(c) or
           (d), as the case may be, unless the Committee, in its sole discretion, provides otherwise, upon a Participant's Disability Date or Termination of Employment by reason of retirement on or after the Participant's Normal Retirement Date, the Participant may, within two years after such Disability Date or Termination of Employment, as the case may be, exercise all or part of his Stock Appreciation Rights which were exercisable upon such Disability Date or Termination of Employment (or which became exercisable at a later date pursuant to Section 6.04(i)(ii)).

               (C) Death. Subject to Section 6.04(c) or (d), as the case may be, unless the Committee, in its sole discretion, provides otherwise, in the event of the death of a Participant while employed by the Trust or within the additional period of time described in Section 6.04(i)(i)(B) from the date of the Participant's Disability Date or Termination of Employment by reason of retirement on or after the Participant's Normal Retirement Date to the extent all or any part of the Stock Appreciation Right was exercisable as of the Disability Date or the date of such Termination of Employment did not expire during such additional period and prior to the Participant's death, the right of the Participant's Beneficiary to exercise the Stock Appreciation Right under the Plan shall expire upon the earlier of
           (x) the expiration of two years from the date of the Participant's death (but in no event more than two years from the Participant's Disability Date or the date of the Participant's Termination of Employment, as the case may be) or (y) the date of expiration of the Stock Appreciation Right determined pursuant to Section 6.04(c) or
           (d), as the case may be. In all other cases of death following a Participant's Termination of Employment, the Participant's Beneficiary may exercise the Stock Appreciation Right within the time provided in 6.04(i)(i)(A), above. In the event of the Participant's death, the Committee may, in its sole discretion, accelerate the right to exercise all or any part of a Stock Appreciation Right which would not otherwise be exercisable.

               (D) Change in Control. Subject to Section 6.04(c) or (d), as the case may be, upon a Participant's Termination of Employment following a Change in Control, each Stock Appreciation Right held by the Participant that was exercisable as of the date of such Termination of Employment shall remain exercisable for a period not ending before the earlier of (A) the first anniversary of the termination of the Participant's employment or (B) the expiration of the stated term of the Stock Appreciation Right.

           (ii) Termination of Unvested Stock Appreciation Rights Upon Termination of Employment. Subject to Section 6.04(c) or (d), as the case may be, to the extent all or any part of a Stock Appreciation Right was not exercisable as of the date of Termination of Employment, the right to exercise such Stock Appreciation Right shall expire at the date of such Termination of Employment. Notwithstanding the foregoing, and subject to
       Section 6.04(c) or (d), as the case may be, the Committee, in its sole discretion and under such terms as it deems appropriate, may permit a Participant who terminates employment on or after the Participant's Normal Retirement Date or Other Retirement Date and who will continue to render significant services to the Trust after his Termination of Employment, to continue to accrue service with respect to the right to exercise his Stock Appreciation Rights during the period in which the individual continues to render such services.

    6.05 Dividend Equivalent Rights. The Committee, in its sole discretion, may grant to Participants Dividend Equivalent Rights in tandem with an Award. The terms and conditions applicable to each Dividend Equivalent Right shall be specified in the Award Agreement under which the Dividend Equivalent Right is granted. Amounts payable in respect of Dividend Equivalent Rights may be payable currently or deferred until the lapsing of restrictions on such Dividend Equivalent Rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the Award to which the Dividend Equivalent Rights relate. In the event that the amount payable in respect of Dividend Equivalent Rights are to be deferred, the Committee shall determine whether such amounts are to be held in cash or reinvested in Shares or deemed (notionally) to be reinvested in Shares. If amounts payable in respect of Dividend Equivalent Rights are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or multiple installments. With respect to Dividend Equivalent Rights granted in tandem with an Option, the Award Agreement may provide that the Participant may elect to have amounts payable in respect of such Dividend Equivalent Rights applied against the exercise price of such Option. To the extent necessary for any Dividend Equivalent Right intended to qualify as performance-based compensation under
Section 162(m) of the Code to so qualify, the terms and conditions of the Dividend Equivalent Right shall be such that payment of the Dividend Equivalent Right is contingent upon the attainment of specified Performance Targets within the Award Period, as provided for in Article VIII, and such Dividend Equivalent Right shall be treated as a Performance Award for purposes of Section 11.13(b)

Article VII. Restricted Shares

     7.01 Restricted Share Awards. The Committee, in its sole discretion, may grant to Participants Restricted Shares, either alone or in addition to other Awards. The Committee may grant to any Participant an Award of Restricted Shares in such number, and subject to such terms and conditions relating to forfeitability and restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish. The terms of any Restricted Share Award granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan. The provisions of Restricted Share Awards need not be the same for each Participant receiving such Awards.

          (a) Issuance of Restricted Shares. As soon as practicable after the Date of Grant of a Restricted Share Award, the Trust shall cause to be transferred on the books of the Trust Shares, registered on behalf of the Participant in nominee form, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Trust retroactive to the Date of Grant if an Award Agreement delivered to the Participant by the Trust with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Trust. All Shares covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the Award Agreement entered into by and between the Trust and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the stock certificates representing such Restricted Shares shall be held in custody by the Trust or its designee. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.01(e), one or more stock certificates, registered in the name of the Participant, for an appropriate number of Shares as provided in
     Section 7.01 (e), free of any restrictions set forth in the Plan and the Award Agreement, shall be delivered to the Participant.

          (b) Shareholder Rights. Beginning on the Date of Grant of the Restricted Share Award and subject to execution of the Award Agreement as provided in Section 7.01(a), the Participant shall become a shareholder of the Trust with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, subject to the provisions of
     Section 7.01(c).

          (c) Treatment of Dividends. At the time an Award of Restricted Shares is granted, the Committee may, in its sole discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Restricted Shares shall be (i) deferred until the lapsing of the restrictions imposed upon such Restricted Shares and (ii) held by the Trust for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as Restricted Shares) or held in cash. If deferred dividends are to be held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Restricted Shares (whether held in cash or as additional Shares of Restricted Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Restricted Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Restricted Shares shall be forfeited upon the forfeiture of such Restricted Shares.

          (d) No Pledge. None of the Restricted Shares may be pledged.

          (e) Delivery of Shares Upon Release of Restrictions. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 11.06, the Trust shall deliver to the Participant or, in case of the Participant's death, to the Participant's Beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.

                 (f) Effect of Change in Control. Unless the Committee shall determine otherwise at the time of grant of an Award of Restricted Shares, any restriction periods and restrictions imposed on Restricted Shares under the Plan shall lapse upon a Change in Control and within ten (10) Business Days the stock certificates representing Restricted Shares, without any such restrictions, shall be delivered to the applicable Participant.


            7.02   Terms of Restricted Shares.

                 (a) Forfeiture of Restricted Shares. Subject to Sections
            7.01(f) and 7.02(b), all Restricted Shares shall be forfeited and returned to the Trust and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Trust as an employee until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award Agreement. The Committee, in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.

                 (b) Waiver of Forfeiture Period. Notwithstanding anything
            contained in this Article VII to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including, without limitation, the death, Disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including, without limitation, forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate, provided that the Participant shall at that time have completed at least one year of employment after the Date of Grant.


       Article VIII. Performance Awards

            8.01   Performance Targets.

                 (a) Performance Targets. Performance Targets for Performance
            Awards may be expressed in terms of (i) earnings per Share, (ii) Share price, (iii) funds from operations, (iv) pre-tax profits, (v) net earnings, (vi) return on equity or assets, (vii) gross revenues,
            (viii) EBITDA, (ix) dividends, (x) market share or market penetration or (xi) any combination of the foregoing, and may be determined before or after accounting changes, special charges, foreign currency effects, acquisitions, divestitures or other extraordinary events. Performance Targets may be in respect of the performance of the Trust and its Subsidiaries (which may be on a consolidated basis), a Subsidiary or a Division. Performance Targets may he absolute or relative and may be expressed in terms of a progression within a specified range. The Performance Targets with respect to an Award Period shall be established in writing, by the Committee by the earlier of (i) the date on which a quarter of the Award Period has elapsed or (ii) the date which is ninety (90) days after the commencement of the Award Period, and, in any event while the performance relating to the Performance Targets remain, substantially uncertain.

                  (b) Determination of Performance. Prior to the vesting,
            payment, settlement or lapsing of any restrictions with respect to any Performance Award made to a Participant who is subject to
            Section 162(m) of the Code, the Committee shall certify in writing that the applicable Performance Targets have been satisfied.

            8.02 Performance Units. The Committee, in its sole discretion, may grant Awards of Performance Units to Participants, the terms and conditions of which shall be set forth in an Award Agreement between the Trust and the Participant. Performance Units shall be denominated in Shares or a specified dollar amount and, contingent upon the attainment of specified Performance Targets within the Award Period, represent the right to receive payment as provided in Section 8.02(b) of the specified dollar amount or a percentage (which may not be more than 100%) thereof depending on the level of Performance Target attainment. Each Award Agreement shall specify either a fixed number of Performance Units to which it relates or a formula pursuant to which the number of Performance Units may be calculated, the Performance Targets which must be satisfied in order for the Performance Units to vest and the Award Period within which such Performance Targets must be satisfied.

          (a) Vesting and Forfeiture. Subject to Sections 8.01(b) and 8.04, a Participant shall become vested with respect to the Performance Units to the extent that the Performance Targets set forth in the Agreement are satisfied for the Award Period.

          (b) Payment of Awards. Payment to Participants in respect of vested Performance Units shall be made as soon as practicable after the last day of the Award Period to which such Award relates unless the Award Agreement evidencing the Award provides for the deferral of payment, in which event the terms and conditions of the deferral shall be set forth in the Award Agreement. Subject to Section 8.04, such payments may be made entirely in Shares valued at their Fair Market Value as of the last day of the applicable Award Period or such other date specified by the Committee, entirely in cash, or in such combination of Shares and cash as the Committee in its sole discretion shall determine at any time prior to such payment.

     8.03 Performance Shares. The Committee, in its sole discretion, may grant Awards of Performance Shares to Participants, the terms and conditions of which shall be set forth in an Agreement between the Trust and the Participant. Each Award Agreement may require that an appropriate legend be placed on Share certificates. Awards of Performance Shares shall be subject to the following terms and provisions:

          (a) Rights of Participant. The Committee shall provide at the time an Award of Performance Shares is made the time or times at which the actual Shares represented by such Award shall be issued in the name of the Participant; provided, however, that no Performance Shares shall be issued until the Participant has executed an Award Agreement evidencing the Award, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Performance Shares. If a Participant shall fail to execute the Award Agreement evidencing an Award of Performance Shares, the appropriate blank stock powers and, in the sole discretion of the Committee, an escrow agreement and any other documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall he null and void. At the sole discretion of the Committee, Shares issued in connection with an Award of Performance Shares shall be deposited together with the stock powers with an escrow agent (which may be the Trust) designated by the Committee. Except as restricted by the terms of the Award Agreement, and subject to Section 8.03(d), upon delivery of the Shares to the escrow agent, the Participant shall have, in the sole discretion of the Committee, all of the rights of a shareholder with respect to such Shares, including, without limitation, the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.

          (b) Non-transferability. Subject to Section 11.04, until any restrictions upon the Performance Shares awarded to a Participant shall have lapsed in the manner set forth in Sections 8.03(c) or 8.04, such Performance Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant. The Committee may also impose such other restrictions and conditions on the Performance Shares, if any, as it deems appropriate.

          (c) Lapse of Restrictions. Subject to Sections 8.01(b) and 8.04, restrictions upon Performance Shares awarded hereunder shall lapse and such Performance Shares shall become vested at such time or times and on such terms, conditions and satisfaction of Performance Targets as the Committee may, in its sole discretion, determine at the time an Award is granted.

          (d) Treatment of Dividends. At the time the Award of Performance Shares is granted, the Committee may, in its sole discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on actual Shares represented by such Award which have been issued by the Trust to the Participant shall be (i) deferred until the lapsing of the restrictions imposed upon such Performance Shares and (ii) held by the Trust for the account of the Participant until such time. In the event that dividends are to be deferred, the Committee shall determine whether such dividends are to be reinvested in Shares (which shall be held as additional Performance Shares) or held in cash. If deferred dividends are to he held in cash, there may be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its sole discretion, may determine. Payment of deferred dividends in respect of Performance Shares (whether held in cash or in additional Performance Shares), together with interest accrued thereon, if any, shall be made upon the lapsing of restrictions imposed on the Performance Shares in respect of which the deferred dividends were paid, and any dividends deferred (together with any interest accrued thereon) in respect of any Performance Shares shall be forfeited upon the forfeiture of such Performance Shares.

          (e) Delivery of Shares. Upon the lapse of the restrictions on Performance Shares awarded, the Committee shall cause a stock certificate to be delivered to the Participant, free of all restrictions hereunder.

     8.04  Effect of Change in Control.  In the event of a Change in Control:

          (a) With respect to Performance Units, unless otherwise determined by the Committee, the Participant shall (i) become vested in all Performance Units and (ii) be entitled to receive in respect of all Performance Units which become vested as a result of a Change in Control a cash payment within ten (10) Business Days after such Change in Control in an amount as determined by the Committee at the time of the Award of such Performance Unit and as set forth in the Award Agreement.

          (b) With respect to Performance Shares, unless otherwise determined by the Committee, restrictions shall lapse immediately on all Performance Shares.

          (c) The Award Agreements evidencing Performance Shares and Performance Units shall provide for the treatment of such Awards (or portions thereof) which do not become vested as the result of a Change in Control, including, without limitation, provisions for the adjustment of applicable Performance Targets.

     8.05 Termination. Except as provided in Section 8.04, and unless otherwise provided by the Committee, in its sole discretion, in the Award Agreement, the following provisions shall apply to Performance Awards.

          (a) Termination of Employment. Unless otherwise provided below, in the case of a Participant's Termination of Employment prior to the end of an Award Period, the participant will not be entitled to any Performance Awards, and any Performance Shares shall be forfeited.

          (b) Disability, Death or Retirement. Unless otherwise provided by the Committee, in its sole discretion, in the Award Agreement, if a Participant's Disability Date or Termination of Employment by reason of death or retirement on or after the Normal Retirement Date or Other Retirement Date occurs following at least twelve months of participation in any Award Period, but prior to the end of an Award Period, the Participant or such Participant's Beneficiary, as the case may be, shall be entitled to receive a pro-rata share of his Performance Award as determined under Subsection (c).

          (c) Pro-Rata Payment.

              (i) Performance Units. With respect to Performance Units, the amount of any payment made to a Participant (or Beneficiary) under circumstances described in Section 8.05(b) will be the amount determined by multiplying the amount of the Performance Units payable in Shares or dollars which would have been earned, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. Any such payment shall be made as soon as practicable after the end of the respective Award Period, and shall relate to attainment of Performance Targets over the entire Award Period.


               (ii) Performance Shares. With respect to Performance Shares, the amount of Performance Shares held by a Particular (or Beneficiary) with respect to which restrictions shall lapse under circumstances described in Section 8.05 (b) will be the amount determined by multiplying the amount of the Performance Shares with respect to which restrictions would have lapsed, determined at the end of the Award Period, had such employment not been terminated, by a fraction, the numerator of which is the number of whole months such Participant was employed during the Award Period, and the denominator of which is the total number of months of the Award Period. The Committee shall determine the amount of Performance Shares with respect to which restrictions shall lapse under this

          Section 8.05(c)(ii) as soon as practicable after the end of the respective Award Period, and such determination shall relate to attainment of Performance Targets over the entire Award Period. At that time, all Performance Shares relating to that Award Period with respect to which restrictions shall not lapse shall be forfeited.

          (d) Other Events. Notwithstanding anything to the contrary in this
     Article VIII, the Committee may, in its sole discretion, determine to pay all or any portion of a Performance Award to a Participant who has terminated employment prior to the end of an Award Period under certain circumstances (including, without limitation, a material change in circumstances arising after the Date of Grant) and subject to such terms and conditions that the Participant shall have completed, at his Termination of Employment, at least one year of employment after the Date of Grant.

     8.06 Modification or Substitution. Subject to the terms of the Plan, the Committee may modify outstanding Performance Awards or accept the surrender of outstanding Performance Awards and grant new Performance Awards in substitution for them. Notwithstanding the foregoing, no modification of a Performance Award shall adversely alter or impair any rights or obligations under the Agreement without the Participant's consent.


Article IX.  Stock Purchase Awards

     9.01 Grant of Stock Purchase Award. The Committee, in its sole discretion, may grant Stock Purchase Awards to Participants either alone or in addition to other Awards granted under the Plan. A Stock Purchase Award shall consist of the right to purchase Shares of the Trust and to pay for such Shares either in cash or through a Purchase Loan or a combination of both, in the Committee's sole discretion. A Participant shall have until 5:00 P.M. on the twentieth (20th) Business Day following his Offer Date to accept a Stock Purchase Award and sign an Award Agreement relating to the Stock Purchase Award.

     9.02  Terms of Purchase Loans and Tax Loans.

          (a) Purchase Loan. The Trust shall provide to each Participant who accepts a Stock Purchase Award a Purchase Loan in the principal amount equal to the portion of the Stock Purchase Price designated by the Committee as not payable in cash. Each Purchase Loan shall be evidenced by a promissory note. The term of the Purchase Loan shall be such period of time as may be determined by the Committee, in its sole discretion, but, payable in full upon Termination of Employment subject to the terms of this
     Article IX, and the proceeds of the Purchase Loan shall be used exclusively by the Participant for payment of the Stock Purchase Price.

               (i) Interest on Purchase Loan. From the Acceptance Date until the Participant's Purchase Loan is forgiven, paid in full or otherwise satisfied in full, Interest on the outstanding balance of the Purchase Loan shall accrue and be payable quarterly in arrears on each date of payment of a cash dividend on the Shares purchased by the participant pursuant to a Stock Purchase Award. If no quarterly cash dividend is paid on the Shares for a quarter, Interest shall accrue (without any interest thereon) on the last day of the quarter, and shall be satisfied from future cash dividends paid on such Shares as provided for in Section 9.03(b) hereof. Any accrued but unpaid Interest on a Purchase Loan shall be due on the last day of the Purchase Loan Term.

               (ii) Forgiveness of Purchase Loan. Subject to Section 9.01(a)(iii), the Committee shall have the right, in its sole discretion, at the Offer Date, to determine (i) the extent to which the Trust shall forgive the repayment of all or a portion of a Purchase Loan and (ii) the terms of such forgiveness. To the extent necessary for the forgiveness of a Purchase Loan intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, the terms and conditions of the Purchase Loan shall be such that forgiveness of the Purchase Loan contingent upon the attainment of specified Performance Targets within the Award Period, as provided for in Article VIII, and such Purchase Loan shall be treated as a Performance Award for purposes of Section 11.13(b).

               (iii) Effect a Change in Control. In the event of a Change in Control, the outstanding balance and Interest due on any Purchase Loan will be completely forgiven as of the date of such Change in Control.

          (b) Tax Loan. In order to provide a Participant cash to fulfill federal, state and local tax obligations arising as a result of the forgiveness of a Purchase Loan, the Committee may, in its sole discretion, offer a Tax Loan to a Participant subject to such terms as the Committee, in its sole discretion, determines. The Tax Loan shall be prepayable, in whole or in part, at any time and from time to time, without penalty.

               (i) Interest on Tax Loan. Each Tax Loan shall bear Interest at a rate identical to the rate of Interest charged on the Participant's Purchase Loan and shall be evidenced by a promissory note. Interest on each Tax Loan, or any balance thereof, shall accrue and be payable quarterly in arrears on the same date and in the same manner as Interest on a Purchase Loan, as provided in Sections 9.02(a)(i) and 9.03(b) of the Plan, until such Tax Loan is paid in full.

     9.03  Security for Loans.

          (a) Stock Power. Purchase Loans and Tax Loans granted to Participants shall be secured by a pledge of the Shares acquired with a Purchase Loan pursuant to a Stock Purchase Award. Except as the Committee may otherwise determine, such loans shall be fully recourse with respect to a Participant. The stock certificates for the Shares purchased by a Participant under the Plan shall be issued in the Participant's name, but shall be held as security for repayment of the Participant's Purchase Loan and/or any Tax Loan by the Chief Financial Officer of the Trust (or for a Stock Purchase Award made to the Chief Financial Officer, by the Chief Executive Officer) together with a stock power executed in blank by the Participant (the execution and delivery of which by the Participant shall be a condition to the issuance of the Stock Purchase Award). During the Purchase Loan Term, the Participant shall be entitled to exercise all rights applicable to such Shares, including, without limitation, the right to vote such Shares and, subject to Section 9.03(b), the right to receive dividends paid on such Shares. When the Purchase Loan and any accrued but unpaid Interest thereon has been repaid or otherwise satisfied in full, the Chief Financial Officer (or Chief Executive Officer, as the case may be) shall deliver to the Participant the stock certificates for the Shares purchased by a Participant under the Plan, other than the Shares, if any, retained as collateral for the Tax Loan under Section 9.03(c), provided the Participant executes and delivers to the Chief Financial Officer (or Chief Executive Officer, as the case may be) a substitute stock power for any stock certificates representing the portion of the Stock Purchase Award retained by the Trust to secure repayment of any Tax Loan and any accrued but unpaid Interest thereon, as provided for in Section 9.03(c) of this Plan.

          (b) Assignment of Dividends. To secure repayment of his Purchase Loan, Tax Loan and Interest, each Participant shall also execute an assignment to the Trust of all cash dividends paid on the Shares purchased by the Participant with a Purchase Loan pursuant to a Stock Purchase Award. The Trust shall deduct from each cash dividend paid by the Trust on such Shares an amount equal to the Interest due to the Trust for that quarter on the Participant's Purchase Loan, and Tax Loan, if any, and shall also deduct accrued but unpaid Interest on the Purchase and Tax Loan, such deductions to be made in the following order: (i) first to satisfy the Interest due on the Purchase Loan for that quarter, (ii) second to satisfy the Interest due on the Tax Loan for that quarter, (iii) third to satisfy any accrued but unpaid Interest on the Purchase Loan, and (iv) fourth to satisfy any accrued but unpaid Interest on the Tax Loan. To the extent that the cash dividend exceeds the total of the foregoing subsections (i) through (iv), the Trust shall distribute the remainder of the dividend to the Participant. In the event the Interest due on the Participant's Purchase Loan and Tax Loan is greater than the cash dividend paid that quarter on such Shares (or if the dividend is insufficient to repay accrued but unpaid Interest from previous quarters), such unpaid Interest shall accrue and be payable in each succeeding quarter and then in accordance with Section 9.02(a)(i) (in the case of the Purchase Loan), Section 9.02(b)(i) (in the case of the Tax Loan) and this Section 9.03.

          (c) Release and Delivery of Stock Certificates at End of Purchase Loan Term. The Trust shall release and deliver to each Participant certificates for the Shares purchased by the Participant under the Plan at the end of the Purchase Loan Term, provided the Participant has paid or otherwise satisfied in full the balance of the Purchase Loan, any Tax Loan and any accrued but unpaid Interest. In the event the balance of the Purchase Loan is not repaid, forgiven or otherwise satisfied within ninety (90) days after the end of the Purchase Loan Term (or such longer time as the Committee, in its sole discretion, shall provide for repayment or satisfaction), the Trust shall retain a portion of Shares purchased under the Stock Purchase Award, as provided in Section 9.04(d).

    If a Participant has not paid or otherwise satisfied the balance of the Tax Loan and any accrued but unpaid Interest thereon at the end of the Purchase Loan Term, the Trust shall retain as security for repayment of the Tax Loan and any accrued but unpaid Interest thereon the stock certificates for a portion of the Shares purchased by the Participant pursuant to a Stock Purchase Award representing Shares that have a Fair Market Value (determined as of the last day of the Purchase Loan Term) equal to 200% of the outstanding balance of the Tax Loan and any accrued but unpaid Interest thereon as of the last day of the Purchase Loan Term, such stock certificates to be retained in the possession of the Chief Financial Officer, of the Trust (or the Chief Executive Officer, as the case may be) as security for repayment of such indebtedness.

    For purposes of this Section, a Participant shall be considered to have paid in full for that number of Shares acquired with a Purchase Loan determined by multiplying the number of Shares covered by a Stock Purchase Award by a fraction, the numerator of which is the sum of (i) the cumulative amount of the Purchase Loan principal which has been forgiven under Section 9.02(c) on the date such calculation is made and (ii) the portion of the Purchase Loan, if any, which has been prepaid by such date, and the denominator of which is the original principal amount of the Purchase Loan.

    In the event of a Participant's Termination of Employment prior to the end of the Purchase Loan Term, the stock certificates for the Shares purchased by the Participant pursuant to a Stock Purchase Award shall be released and delivered to the Participant (or his Beneficiary) or retained by the Trust, depending upon whether the Participant has repaid the balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest on the Purchase and Tax Loans, in accordance with Section 9.04 of this Plan.

    (d) Release and Delivery of Stock Certificates during Purchase Loan Term.
On January 31 of each year of a Purchase Loan Term, the Trust shall release and deliver to each Participant certificates for a portion of the Shares purchased by a Participant pursuant to a Stock Purchase Award, provided that such Participant is employed by the Trust as of such date. The Trust shall retain as security for repayment of the Purchase Loan, the Tax Loan and any accrued but unpaid Interest thereon, a portion of the Shares purchased by a Participant having a Fair Market Value (determined as of January 30 of each year of the Purchase Loan Term) equal to 200% of the outstanding balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest thereon as of January 31 of each year during the Purchase Loan Term. Certificates representing the remaining Shares purchased pursuant to a Stock Purchase Award shall be delivered to such Participant. A Participant shall not transfer, sell or otherwise dispose of Shares released pursuant to this Section during the remainder of the Purchase Loan Term; provided, however, that such Shares may be pledged as collateral for other indebtedness of the Participant; provided, further, however, that in the event of a Change in Control, all such transfer restrictions on such Shares shall lapse.

9.04  Termination of Employment.

    (a) Termination of Employment by Death or Disability. On the Offer Date, the Committee, in its sole discretion, may provide for the forgiveness of a Purchase Loan as of the date of Participant's Termination of Employment by reason of death or Disability, in such an amount of the original principal amount of the Purchase Loan as the Committee shall designate; provided that the Participant (or his Beneficiary, in the case of the Participant's death) shall first tender to the Trust within one hundred and eighty (180) days of such Termination of Employment: (i) the amount of the Trust's minimum withholding tax obligation which would be created as a result of the forgiveness of the Purchase Loan and (ii) the amount of the balance of Participant's Purchase Loan, Tax Loan and any accrued but unpaid Interest on such Loans.

    (b) Termination of Employment by Voluntary Resignation or Without Cause. In the event of a Participant's Termination of Employment by voluntary resignation, the Participant shall repay to the Trust the entire balance of the Purchase Loan, the Tax Loan and any accrued but unpaid Interest on such Loans, which shall be deemed immediately due and payable, within ninety (90) days of the date of Participant's Termination of Employment by voluntary resignation. In the event of a Participant's Termination of Employment by the Trust without Cause, the Participant shall be obligated to repay the balance of the Purchase Loan, Tax Loan and any accrued but unpaid Interest on the Purchase and Tax Loans within twelve
     (12) months of the date of Participant's Termination of Employment.

          (c) Termination of Employment for Cause. In the event of a Participant's Termination of Employment for Cause, the Participant's Purchase Loan, Tax Loan, and accrued but unpaid Interest on such Loans, shall become due and payable immediately upon the date of such Participant's Termination of Employment.

          (d) Retention of Stock Purchase Award. If a Participant fails to repay the balance of the Purchase Loan, Tax Loan and accrued but unpaid Interest on the Purchase and Tax Loans within the applicable time periods as provided in the Participant's promissory notes and in this Section 9.04, the Trust shall retain that portion of the Shares acquired through a Stock Purchase Award which has a Fair Market Value (as of the last day of such applicable time period) equal to the sum of the outstanding principal balance of Participant's Purchase Loan and Tax Loan and accrued but unpaid Interest on the Purchase and Tax Loans, and the Trust shall be obligated to distribute to the Participant stock certificates for only that portion of the Stock Purchase Award which is equal in value to the difference between the Fair Market Value of the Shares covered by the Stock Purchase Award and the sum of the principal balance of the Participant's Purchase Loan and Tax Loan and the accrued but unpaid Interest on the Purchase and Tax Loans, such Fair Market Value and balance to be determined as of the date such Purchase Loan, Tax Loan and Interest payments are due as set forth in Participant's promissory notes and the foregoing Section 9.04.

     9.05 Restrictions on Transfer. Subject to Section 11.04 no Stock Purchase Award or Shares purchased through such an Award and pledged to the Trust as collateral security for the Participant's Purchase Loan, Tax Loan and accrued but unpaid Interest thereon shall be transferable by the Participant other than by will or by the laws of descent and distribution.

Article X.  Non-Employee Trustee Awards.

     10.01 Grant of Non-Employee Trustee Awards. Each individual whose term as a Trustee continues after the date of each annual meeting of shareholders of the Trust, commencing with the 1997 annual meeting , and continuing until the date this Plan terminates, shall as of the date of each such annual meeting of shareholders be granted a Non-Employee Trustee Award consisting of an Option to purchase 2,500 Shares. The exercise price for such Options shall be the Fair Market Value of a Share on the Date of Grant. All such Options shall be designated as Non-Qualified Stock Options and shall have a ten year term. Such Options shall be fully exercisable six months after the Date of Grant, provided, however, in the event of a Change in Control, such Options shall become immediately and fully exercisable.

     If a Non-Employee Trustee's service with the Trust terminates by reason of death or Disability, any Option held by such Non-Employee Trustee may be exercised for a period of two years from the date of such termination or until the expiration of the Option, which ever is shorter. If a Non-Employee Trustee's service with the Trust terminates other than by reason of death or Disability, under mutually satisfactory conditions, any Option held by such Non-Employee Trustee may be exercised for a period of one year from the date of such termination, or until the expiration of the stated term of the Option, whichever is shorter. All applicable provisions of the Plan not inconsistent with this Section 10.01 shall apply to Awards granted to Non-Employee Trustees; provided, however, that the Committee may not exercise discretion under any provision of the Plan with respect to Options granted under this Section 10.01 to the extent that such discretion is inconsistent with the Exchange Act Rule 16b-3.

     10.02 Payment of Annual Retainer. During the term of this Plan, each Non-Employee Trustee shall have the option of receiving his Annual Retainer in cash or Shares or a combination of both. Each Non-Employee Trustee shall be required to make an annual irrevocable election regarding the form of payment of his Annual Retainer. The election must be in writing and must be delivered to the Secretary of the Trust on or before the date on which the amount of the Annual Retainer for a year is determined; provided, however, that for the Trust's 1997 fiscal year an election with respect to the form of payment of the Annual Retainer was made on December 31, 1996, and the Annual Retainer Payment Date for such fiscal year shall be June 30, 1997. If no election is made with respect to a year, a Non-Employee Trustee's Annual Retainer for such year will automatically be paid in Shares. The Annual Retainer for a year shall be paid to the Trustees on the Annual Retainer Payment Date for such year. The total number of Shares to be issued to a Non-Employee Trustee who receives Shares pursuant to this Section 10.02 shall be determined by dividing the dollar amount of the portion of the Annual Retainer payable in Shares for a particular year by the Fair Market Value of a Share on the Business Day immediately preceding the Annual Retainer Payment Date. In no event shall the Trust be required to issue fractional Shares. Whenever under the terms of this Section a fractional Share would otherwise be required to be issued, an amount in lieu thereof shall be paid in cash based upon the Fair Market Value of such fractional Share. Shares issued pursuant to this Section shall not be transferable for three years from the date of their issuance, provided, however, in the event of a Change in Control all such restrictions on such Shares shall lapse.


Article XI.  Terms Applicable to All Awards Granted Under the Plan

     11.01  Plan Provisions Control Award Terms Except Upon Termination.

          (a) Termination. An employment or other agreement, if applicable, between a Participant and the Trust shall govern with respect to the terms and conditions applicable to Awards granted to such Participant under the Plan upon a Termination of Employment; provided, however, that to the extent necessary for an Award intended to qualify as performance-based compensation under Section 162(m) of the Code to so qualify, the terms of the Plan shall govern the Award; and, provided further, that the Committee shall have reviewed and, in its sole discretion, approved the employment or other agreement.

          (b) Plan Provisions Control Generally. Except as provided in Section 11.01(a), the terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Committee have the power to grant to a Participant any Award under the Plan which is contrary to any provisions of the Plan. In the event any provision of any Award granted under the Plan shall conflict with any of the terms in the Plan as constituted on the Date of Grant of such Award, the terms of the Plan as constituted on the Date of Grant of such Award shall control. Except as provided in Section 3.01(b),
     Section 8.06 or Section 11.03 or unless otherwise provided by the Committee, in its sole discretion, in the Award Agreement, the terms of any Award granted under the Plan may not be changed after the Date of Grant of such Award so as to materially decrease the value of the Award without the express written approval of the Participant.

     11.02 Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Trust and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

     11.03 Modification of Award After Grant. Except as provided in Section 3.01(b) or Section 8.06, or unless otherwise provided by the Committee, in its sole discretion, in the Award Agreement, no Award granted under the Plan to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by express written agreement between the Trust and the Participant; provided that any such change (a) shall not be inconsistent with the terms of the Plan, and (b) shall be approved by the Committee.

     11.04 Limitation on Transfer. The rights and interest of a Participant in any Award under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution or, in the Committee's sole discretion, pursuant to a domestic relations order (within the meaning of Exchange Act Rule 16a-12). During the lifetime of a Participant, and except as the preceding sentence provides, only the Participant personally may exercise rights under the Plan. Except as otherwise specifically provided in the Plan, a Participant's Beneficiary may exercise the Participant's rights only to the extent they were exercisable under the Plan at the date of the death of the Participant and are otherwise currently exercisable.

    11.05 Taxes. The Trust shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Trust with respect to any amount payable and/or Shares issuable under such Participant's Award, or with respect to any income recognized upon the lapse of restrictions applicable to an Award or upon a disqualifying disposition of Shares received pursuant to the exercise of an Incentive Stock Option, and the Trust may defer payment or issuance of the cash or Shares upon the grant, exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Participant at such time as the Committee determines. The Committee shall prescribe in each Award Agreement one or more methods by which the Participant will be permitted to satisfy his tax withholding obligation, which methods may include, without limitation, the payment of cash by the Participant to the Trust and the withholding from the Award, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirement. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate, including, without limitation, rules and procedures relating to elections by Participants who are subject to the provisions of
Section 16 of the Exchange Act to have Shares withheld from an Award to meet such withholding obligations.

    11.06  Changes in Capitalization.

         (a) In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other securities with respect to which Awards may be granted under the Plan, (ii) the maximum number and class of Shares or other securities with respect to which Awards may be granted to any Participant during any calendar year, (iii) the number and class of Shares or securities which are subject to outstanding Awards granted under the Plan and the purchase price therefor, if applicable, and (iv) the Performance Targets.

         (b) Any such adjustment in the Shares or other securities subject to outstanding Incentive Stock Options (including, without limitation, any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)((3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code.

         (c) If, by reason of a Change in Capitalization, a Participant shall be entitled to exercise an Award with respect to, new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the Shares subject to the Award, as the case may be, prior to such Change in Capitalization.

         (d) No adjustment of the number of Shares available under the Plan or to which any Award relates that would otherwise be required under this Section shall be made unless and until such adjustment either by itself or with other adjustments not previously made under this Section would require an increase or decrease of at least 1% in the number of Shares available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this Section and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Section which otherwise would not result in a Minimum Adjustment shall be made with respect to Shares relating to any Award immediately prior to exercise of such Award. No fractional Shares or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

     11.07 Loans. The Trust shall be entitled, if the Committee in its sole discretion deems it necessary or desirable, to lend money to a Participant for purposes of (a) exercising his rights under an Award hereunder or (b) paying any income tax liability related to on Award; provided however, that Non-Employee Trustees shall not be eligible to receive such loans. Such a loan shall be evidenced by a promissory note payable to the order of the Trust executed by the Participant and containing such other terms and conditions as the Committee may deem desirable.

     11.08 Surrender of Awards. Any Award granted to a Participant under the Plan may be surrendered to the Trust for cancellation on such terms as the Committee and such Participant approve.

     11.09 No Right to Award; No Right to Employment. No employee or other person shall have any claim of right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Trust.

     11.10 Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Trust, except as may be provided under the terms of such plans or determined by resolution of the Trustees.

     11.11 Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the District of Columbia other than the conflict of laws provisions of such laws, and shall be construed in accordance therewith.

     11.12 No Strict Construction. No rule of strict construction shall be implied against the Trust, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.

     11.13  Interpretation.

          (a) Rule 16b-3. The Plan is intended to comply with Exchange Act Rule 16b-3 and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Trustees are authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Exchange Act Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Exchange Act Rule 16b-3.

          (b) Section 162(m) of the Code. Unless otherwise expressly stated in the relevant Award Agreement, each Option, Stock Appreciation Rights and Performance Award granted under the Plan is intended to be performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code (except that, in the event of a Change in Control, payment of Performance Awards to a Participant who remains a "covered employee" with respect to such payment within the meaning of Section 162(m)(3) of the Code may not qualify as performance-based compensation). The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to qualify as performance-based compensation. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Trustees or the Committee in any manner so that certain provisions of the Plan or any Performance Award intended (or required in order) to satisfy the applicable requirements of Section 162(m) of the Code are only applicable to persons whose compensation is subject to Section 162(m).

     11.14 Captions. The captions (i.e., all Section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

    11.15 Severability. Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

    11.16  Regulations and Other Approvals.

         (a) The obligation of the Trust to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including, without limitation, all applicable federal and state securities laws, and the obtaining of such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

         (b) Each Award is subject to the requirement that, if at any time the Committee determines, in its sole discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

         (c) Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, in the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act and Rule 144 or other regulations thereunder. The Committee may require any individual receiving Shares pursuant to an Award granted under the Plan, as a condition precedent to receipt of such Shares, to represent and warrant to the Trust in writing that the Shares acquired by the individual are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Securities Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Shares shall be appropriately amended to reflect their status as restricted securities as aforesaid.

    11.17 Construction. Whenever used herein, nouns in the singular shall include the plural and the masculine pronouns shall include the feminine gender.

    11.18 Pooling Transactions. Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event of a Change in Control which is also intended to constitute a Pooling Transaction, the Committee shall take such action, if any, as are specifically recommended by an independent accounting firm retained by the Trust to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including, without limitation, (i) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any Award, (ii) providing that the payment or settlement in respect of any Award be made in the form of cash, Shares or securities of a successor or acquirer of the Trust, or a combination of the foregoing, (iii) postponing or deferring the forgiveness of any Loan hereunder, and (iv) providing for the extension of the term of any Award to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any Award.

    11.19  Amendment and Termination.

         (a) Amendment. The Trustee shall have complete power and authority to amend the Plan at any time it is deemed necessary or appropriate; provided, however, that the Trustees shall not, without the affirmative approval of shareholders of the Trust, make any amendment that requires shareholder approval under Section 162(m) of the Code or under any other applicable law, unless the Trustees determine that compliance therewith is no longer desired. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall therefore have been granted under the Plan, adversely affect the right of such individual under such Award; provided, however, that the Committee may, in its sole discretion, change Performance Targets as provided in Section 8.06 and make such provision in the Award Agreement for amendments which, in its sole discretion, it deems appropriate.

     (b) Termination. The Trustees shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, MD  20852-4041

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim financial information of Federal Realty Investment Trust for the periods ended September 30, 1997 and 1996; June 30, 1997 and 1996; and March 31, 1997 and 1996, as
indicated in our reports dated October 28, 1997; July 29, 1997; and May 2, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarters ended September 30, 1997, June 30, 1997, and March 31, 1997, are incorporated by reference in the Registration Statement of Federal Realty Investment Trust on Form S-3 (File No. 33-15264, effective August 4, 1987; File No. 33-63687, effective November 6, 1995; and File No. 63955, effective November 3, 1995).

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


Grant Thornton LLP
Washington, D.C.
October 28, 1997

We have issued our reports dated February 5, 1997, accompanying the consolidated financial statements and schedules incorporated by reference in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Federal Realty Investment Trust on Form S-3 (File No. 33-15264, effective August 4, 1987; File No. 33-63687, effective November 6, 1995; and File No. 63955, effective November 3, 1995).


Grant Thornton LLP
Washington, D.C.
October 28, 1997